Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-131488

Genius Products, Inc.

21,622,440 Shares of

Common Stock

This prospectus relates to an aggregate of up to 21,622,440 shares of our common stock which may be offered by the selling stockholders identified in this prospectus for their own account. Of such shares, 5,080,001 shares are issuable upon exercise of warrants that we issued to the selling stockholders. Our filing of the registration statement, of which this prospectus is a part, is intended to satisfy our obligations to certain of the selling stockholders to register for resale the shares issued to them and the shares issuable upon exercise of the warrants issued to them. The selling stockholders may sell common stock from time to time in the principal market on which our stock is traded at the prevailing market price or in negotiated transactions.

We will not receive any proceeds from the sale of the shares by these selling stockholders. We will, however, receive proceeds in the event that some or all of the warrants held by the selling stockholders are exercised.

Unless the context otherwise requires, the terms “Genius Products,” “we,” “us,” “our” or the “Company” refer to Genius Products, Inc.

Our common stock is listed on the Over the Counter Bulletin Board under the symbol “GNPI.OB.” The last reported sales price per share of our common stock, as reported by the Over the Counter Bulletin Board on October 16, 2006, was $2.02.

Investing in our common stock involves a high degree of risk.

See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 18, 2006

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information or represent anything not contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus contains product names, trade marks and trade names of our company and other organizations.

GENIUS PRODUCTS, INC.

On July 21, 2006, Genius Products, Inc. (“we”, “us”, “our” or the “Company”) completed a strategic transaction with The Weinstein Company LLC (“TWC”) and its parent company, The Weinstein Company Holdings, LLC (the “Closing”). We formed a venture named Genius Products, LLC (the “Distributor”) to operate the existing businesses of the Company and to exploit the exclusive U.S. home video distribution rights to feature film and direct-to-video releases owned or controlled by TWC. At the Closing we contributed to the Distributor all of our operating business, including substantially all of our assets, except for $1 million in cash and certain liabilities, and received a 30% equity interest in the Distributor. Following the Closing, we began to account for our investment in the Distributor on our financial statements using the equity method of accounting. Under the equity method of accounting, only our investment in and amounts due to and from the Distributor are included in our consolidated balance sheet. As a result, we record an asset on our balance sheet related to our investment interest in the Distributor. On our statement of operations, we record our 30% share of the Distributor’s profit or loss as equity in net earnings (losses) from investee. Substantially all of the revenue and expenses generated by the Distributor, including the results from releasing TWC product, are reflected in the financial statements of the Distributor. We plan to include separate quarterly and audited annual financial statements of the Distributor in a note to our financial statements.

The Distributor is a leading independent home-entertainment distribution company that produces, licenses and distributes an expanding library of motion pictures, television programming, family, lifestyle and trend entertainment on DVD and other emerging platforms. The Distributor primarily focuses on five core content areas that include major theatrical film, sports, lifestyle, family/faith and independent film. The Distributor handles the distribution, marketing and sales for such brands as Asia Extreme™, Baby Genius®, Dimension Films, Dragon Dynasty™, ESPN®, IFC®, NBC News®, Sundance Channel Home Entertainment®, The Weinstein Company® and Wellspring™.

The Distributor sells its own proprietary content, licenses content from third parties for sale and distributes content for third parties for a fee. The Distributor currently has the exclusive U.S. home video distribution rights to feature film and direct-to-video releases owned or controlled by The Weinstein Company, a new film company created by Robert and Harvey Weinstein, as well as ESPN.

The Distributor seeks to leverage its increasing market share and retail sales volumes from its relationship with The Weinstein Company to improve the distribution and sale of its owned, licensed and distributed content in its other core content areas: sports, lifestyle, family/faith and independent film, illustrated by the recently announced exclusive distribution deal with ESPN. The Distributor currently owns or has the rights to publish DVDs and audio CDs under the trademarked brands described in the following table. These brands include both proprietary and licensed brands. The Distributor works with a broad range of retail outlets, including Wal-Mart, Best Buy, Target, Blockbuster, Movie Gallery, Netflix and Amazon.com to implement its specialized distribution strategy, consisting of in-store displays that highlight the Distributor’s brands and promote its products that relate to those brands. The Distributor’s principal brands and products are described below.

Licensed Brands and Trademarks	Selected Owned or Licensed Content	Licensed Music Brands
Bazooka®	Berliner Film Company	Ansel Adams
Genius Entertainment®	J Horror Library (through Horizon	Baby Genius®
Hollywood Classics™	Entertainment and Pony Canyon Inc.)	Beatrix Potter™
IFILM®	Jillian Michaels	Curious George®
National Lampoon®	NBC News Presents	Guess How Much I Love You™
Sundance Channel Home Entertainment™	Wellspring Library	Jay Jay the Jet Plane®
TV Guide®		Kid Genius®
	Selected Distributed Content	My Little Pony®
	Amity Entertainment	Paddington Bear™
	Brandissimo!	Raggedy Ann and Andy™
	Bauer Martinez Entertainment	Rainbow Fish™
	Classic Media	Spot the Dog™
	Grodfilms	The Little Tikes®
	IFC	The Snowman™
	Legend Films Library	Tonka®
	Liberation Entertainment Library	Wee Worship™
Pacific Entertainment
Peace Arch Entertainment
Porchlight Entertainment
Seven Arts
Tartan Video USA
ESPN
The Weinstein Company

Corporate Information

We were incorporated in the State of Nevada on January 8, 1996 under the name Salutations, Inc., or Salutations. In September 1997, Salutations acquired all of the outstanding shares of a company called International Trade and Manufacturing Corporation, or ITM, a Nevada corporation founded in 1992. Immediately after the acquisition, Salutations assumed all of the operations and businesses of ITM and changed its name to International Trading and Manufacturing Corporation, or ITMC. In October 1999, we changed our name from International Trading and Manufacturing Corporation to Genius Products, Inc. to reflect our primary business of producing, publishing, licensing and distributing audio and video products. On March 2, 2005, we changed our state of incorporation from the State of Nevada to the State of Delaware through a merger with a newly formed subsidiary in Delaware.

Our principal executive offices are located at 2230 Broadway, Santa Monica, California 90404, and our telephone number is (310) 453-1222. Our internet address is www.geniusproducts.com. Information contained on our website does not constitute a part of this prospectus.

THE OFFERING

This prospectus relates to an aggregate of up to 21,622,440 shares of our common stock which may be offered by the selling stockholders identified in this prospectus for their own account. Of such shares, 5,080,001 shares are issuable upon exercise of warrants that we issued to the selling stockholders. Our filing of the registration statement, of which this prospectus is a part, is intended to satisfy our obligations to certain of the selling stockholders to register for resale the shares issued to them and the shares issuable upon exercise of the warrants issued to them. The selling stockholders may sell common stock from time to time in the principal market on which our stock is traded at the prevailing market price or in negotiated transactions. See “Plan of Distribution” for more information.

RISK FACTORS

This investment involves a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks are realized, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment. You should also refer to the other information set forth in this prospectus and incorporated by reference into this prospectus, including our financial statements and the related notes.

Risks Related To Our Business

We have a history of significant losses, and we may never achieve or sustain profitability.

We have incurred operating losses in every quarter since we commenced operations. As of June 30, 2006, we had an accumulated deficit of approximately $48.4 million. Our net loss for the quarter ended June 30, 2006 was approximately $4.0 million, our net loss for the year ended December 31, 2005 was approximately $17.2 million, our net loss for the year ended December 31, 2004 was approximately $6.0 million and our net loss for the year ended December 31, 2003 was approximately $2.7 million. We cannot provide assurances that we will achieve profitability in the future, even after the closing of the Transaction. Our continued operating losses may have a material adverse effect upon the value of our common stock and may jeopardize our ability to continue our operations.

The loss of any major customers of the Distributor could harm us.

During the year ended December 31, 2005, one customer accounted for 10% or more of gross revenues. Wal-Mart accounted for 40% of net revenues for the year ended December 31, 2005. This customer continues to be a major customer of the Distributor following the closing. The loss of any significant customers could have a material adverse effect upon the business of the Distributor and our business, results of operations and financial condition.

The Distributor’s products are subject to returns.

Major distributors to which we sell have in the past returned significant amounts of products to us if it has not sold in accordance with their expectations or if we have newer versions of the product available. We expect that they will continue to do so in the future and anticipate a certain level of returns, accounting for such when recognizing revenue based upon our historic return rates and estimates of returns based upon new product introduction. If product returns experienced by the Distributor are significantly greater than we anticipate, it will negatively impact our business, results of operations and financial condition and those of the Distributor.

There is a risk that the rate at which our inventory becomes obsolete will exceed our estimated allowances.

Our estimated allowances for obsolete or unmarketable inventory are based upon management’s understanding of market conditions and forecasts of future product demand, all of which are subject to change. If the actual amount of obsolete or unmarketable inventory significantly exceeds our estimated allowances, it could have a material adverse effect upon the business of the Distributor and our business, results of operations and financial condition.

Rapid technological change could render our current products obsolete.

The market for cassettes, CDs, VHS and DVD technology is subject to change. There can be no assurance that over time these technologies will not be affected by competition from another form of information storage and retrieval technology, such as on-line information services. A further strong advance in the technology surrounding cable and satellite that would give consumers access to information and entertainment may limit the expansion of the market for applications based on cassettes, CDs, VHS and DVDs. The replacement of our technology by another information storage and retrieval technology, or the replacement of existing technology by a new technology at a pace too rapid for production adjustments, may also have a material adverse effect on our business, financial condition and results of operations.

Risks Related To Our Business Following The Closing Of Our Transaction With The Weinstein Company

Our business, results of operations and financial condition depend principally on the success of our relationship with TWC.

A majority of the revenues of the Distributor derives from the distribution rights accorded to the Distributor (as defined in the Distribution Agreement) under the Distribution Agreement in the form attached as Appendix D to our Proxy Statement dated June 29, 2006 (the “Distribution Agreement”). Our results of operations depend principally on the success of the relationship between TWC’s personnel and that of the Distributor (which consists primarily of our personnel). Any deterioration in or termination of that relationship would have a material adverse effect on our business, results of operations and financial condition. There can be no assurance that the Distributor will be successful in maintaining and developing its relationship with TWC.

If the Distributor does not achieve target home video distribution rates for TWC’s films or meet other performance criteria, TWC may terminate the Distribution Agreement, which would have a material adverse effect on our results of operations.

TWC has the right to terminate the Distribution Agreement with the Distributor if it does not achieve target home video distribution rates for TWC’s films or meet other performance criteria. We cannot assure you that the Distributor will have the financial and other resources necessary to perform adequately. Accordingly, we are subject to the risk that TWC may terminate the Distribution Agreement, which would have a material adverse effect on our results of operations.

If we cannot ramp up our operations quickly to accommodate the new business from TWC following the closing of the transaction, our business will suffer.

The integration of the new titles that the Distributor has the right to distribute under the Distribution Agreement will require significant management attention and expansion of our operations and employee base (which are being operated by the Distributor). The Distributor must maintain adequate operational, financial and management information systems, and motivate and effectively manage an increasing number of employees and base of operations. Our future success will also depend in part on the Distributor’s ability to retain or hire qualified employees to operate its expanded businesses efficiently.

There is a risk that our business may be adversely affected because we and the Distributor will be required to present content acquisition opportunities to TWC before we may pursue those opportunities.

Subject to limited exceptions, if we or the Distributor are presented with a content acquisition opportunity, then we or the Distributor, as applicable, must present the content acquisition opportunity to TWC and the TWC parties will have the right to engage in the content acquisition opportunity. This requirement significantly restricts our future business opportunities and may have a material adverse effect on our business, results of operations and financial condition.

If we cease to serve as the managing member of the Distributor, then we could become subject to the Investment Company Act of 1940, which could have a material adverse effect on our business.

Our agreement with TWC contemplates that TWC or its designee will become the Managing Member of the Distributor, instead of Genius Products, if we become insolvent or bankrupt, if we violate the membership interest transfer restrictions in the Amended and Restated Limited Liability Company Agreement in the form attached as Appendix C to our Proxy Statement dated June 29, 2006 (the “LLC Agreement”) or a lender forecloses on a security interest granted with respect to our Class G Units in the Distributor. If we cease to serve as the managing member of the LLC, then we could become subject to the Investment Company Act of 1940, which could have a material adverse effect on our business.

The ownership interests of our current stockholders in our business were significantly diluted as a result of the transaction with TWC.

The issuance to The Weinstein Company Holdings LLC (“TWC Holdings”) and its first-tier subsidiary, W-G Holding Corp., of Series W Preferred Stock gave TWC Holdings, at least a majority of the total voting power of our outstanding stock. In addition, we have only a 30% interest in the Distributor, in contrast to the 70% interest in the Distributor to be held by the TWC parties. Accordingly, the ownership interests of our current stockholders in our business were significantly diluted as a result of the transaction. Furthermore, if TWC Holdings, its first-tier subsidiary, W-G Holding Corp., redeemed their entire interest in the Distributor for shares of common stock of Genius Products, then they would own and have the right to vote at least 70% of our shares of common stock.

TWC’s success depends largely on Robert Weinstein and Harvey Weinstein.

TWC is substantially dependent upon the services of Robert Weinstein and Harvey Weinstein, and, therefore, TWC’s business, results of operations and financial condition could be adversely affected if TWC should lose the services of either of these individuals. TWC has entered into employment agreements with the Weinsteins. However, these agreements cannot assure TWC of the continued services of the Weinsteins. The loss of the services of either of the Weinsteins could have a material adverse effect on TWC’s ability to produce and distribute motion pictures, which could have a material adverse effect on the business, operating results and financial condition of the Distributor and its ability to profit from the sale of home video products. This, in turn, would have a material adverse effect on our business, results of operations and financial condition.

The motion picture industry is rapidly evolving, and recent trends have shown that audience response to both traditional and emerging distribution channels is volatile and difficult to predict. Neither we nor TWC can accurately predict the effect that changing audience demands, technological change or the availability of alternative forms of entertainment may have on our business or the motion picture industry.

The entertainment industry in general, and the motion picture industry in particular, continues to undergo significant changes, due both to shifting consumer tastes and to technological developments. Recently, some film distributors have experienced lower-than-expected box office revenues from their theatrical releases. While this is likely due to the combined effect of several independent factors, including a failure on the part of some studios adequately to adjust to the changing expectations of movie audiences, it is also likely that new technologies are also playing a role. These new technologies, such as video-on-demand and Internet distribution of films, have provided motion picture companies with new channels through which to distribute their films. However, accurately forecasting market demand within these new channels has proven challenging.

Our business model is impacted by both theatrical and non-theatrical distribution channels, and therefore could be affected by these recent trends. We cannot accurately predict the overall effect that shifting audience tastes, technological change or the availability of alternative forms of entertainment may have on our business. In addition to uncertainty regarding the growth of the DVD market, we similarly cannot be certain that other developing distribution channels and formats, such as video-on-demand, Internet distribution of films and high definition, will attain expected levels of public acceptance or, if such channels or formats are accepted by the public, that we will be successful in exploiting the business opportunities they provide. Moreover, to the extent that these emerging distribution channels and formats gain popular acceptance, it is possible that demand for delivery through DVDs will decrease. Under the Distribution Agreement with TWC, we do not have the right to distribute films from TWC through these other distribution channels.

The Distributor assumed the financial risk of customers’ nonpayment or delay in payment under the Distribution Agreement, which could have a material adverse effect on our business, results of operations and financial condition.

The Distribution Agreement provides that the Distributor bears (and is not entitled to recoup as distribution expenses) all bad debt expense and collection costs. If the bad debt expense and collection costs are significant, then they could have a material adverse effect on the Distributor’s business, results of operations and financial condition, which, in turn, would have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Our Common Stock

Our common stock is traded on the OTCBB, which may be detrimental to investors.

Our shares of common stock are currently traded on the Over the Counter Bulletin Board, or the OTCBB. Stocks traded on the OTCBB generally have limited trading volume and exhibit a wide spread between the bid/ask quotation.

Our common stock is subject to penny stock rules which may be detrimental to investors.

Our common stock is subject to Rule 15g-1 through 15g-9 under the Securities Exchange Act of 1934, as amended, which imposes certain sales practice requirements on broker-dealers which sell our common stock to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or an annual income exceeding $200,000 (or $300,000 together with their spouses)). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. This rule adversely affects the ability of broker-dealers to sell our common stock and purchasers of our common stock to sell their shares of such common stock. Additionally, our common stock is subject to the SEC regulations for “penny stock.” Penny stock includes any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The regulations require that prior to any non-exempt buy/sell transaction in a penny stock, a disclosure schedule set forth by the SEC relating to the penny stock market must be delivered to the purchaser of such penny stock. This disclosure must include the amount of commissions payable to both the broker-dealer and the registered representative and current price quotations for the common stock. The regulations also require that monthly statements be sent to holders of penny stock that disclose recent price information for the penny stock and information of the limited market for penny stocks. These requirements adversely affect the market liquidity of our common stock.

NOTICE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus and any supplement to this prospectus include “forward-looking statements.” To the extent that the information presented in this prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes.” Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this prospectus. These cautionary statements identify important factors that could cause actual results to differ materially from those described in the forward-looking statements. When considering forward-looking statements in this prospectus, you should keep in mind the cautionary statements in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections, and other sections of this prospectus. Except as required by law, we do not intend to update our forward-looking statements, whether written or oral, to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS

This prospectus relates to 21,622,440 shares of our common stock, which may be sold from time to time by the selling stockholders. We will not receive any part of the proceeds from the sale of common stock by the selling stockholders. If all warrants are fully exercised without using any applicable cashless exercise provisions, we will receive $12,046,000 in cash from the warrant holders. Any proceeds received by us from the exercise of the warrants will be used by us for general corporate purposes.

PLAN OF DISTRIBUTION

Plan of Distribution

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker dealer solicits Investors;

•	block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker dealer as principal and resale by the broker dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

•	broker dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the Selling Stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Stockholder and/or the purchasers. Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each Selling Stockholder that it may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If a Selling Stockholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under this Registration Statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the Common Stock. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

SELLING STOCKHOLDERS

We are registering, on behalf of the selling Stockholders, 16,542,439 shares of common stock, par value $0.0001 per share, and an additional 5,080,001 shares of common stock issuable upon exercise of warrants. The following table sets forth, as of August 31, 2006, the name of each of the Selling Stockholders, the number of shares of common stock (including shares issuable upon exercise of warrants) that each Selling Stockholder owns, the number of shares of common stock (including shares issuable upon exercise of warrants) owned by each Selling Stockholder that may be offered for sale from time to time by this prospectus, and the number of shares of common stock (including shares issuable upon exercise of warrants) to be held by each Selling Stockholder assuming the sale of all the common stock being registered hereby.

Some of the Selling Stockholders may distribute their shares, from time to time, to their limited and/or general partners and members, who may sell shares pursuant to this prospectus. Each Selling Stockholder may also transfer shares owned by it, and upon any such transfer the transferee may have the same right of sale as the Selling Stockholder. None of the Selling Stockholders has had a material relationship with us within the past three years other than as a result of the ownership of our common stock, except as set forth in the next paragraph. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein.

The common stock being registered hereby and the underlying warrants were acquired from us in transactions which were exempt from the registration requirements of the Securities Act provided by Section 4(2) thereof.

Name of Selling Stockholder	Number of Shares Being Offered	Shares Beneficially Owned Prior to the Offering (1)		Shares Beneficially Owned After the Offering(1) (2)
		Number	%	Number	%
Janus Investment Fund, On Behalf of its Series Janus Venture Fund(3)	6,175,000	7,127,135	11.33	952,135	1.51
Ardsley Offshore Fund, Ltd.(4)	1,243,125	1,268,125	2.05	25,000	*
Ardsley Partners Fund II, L.P.(5)	966,875	981,875	1.59	15,000	*
Ardsley Partners Institutional Fund, L.P.(6)	552,500	552,500	*	0	0
JMG Capital Partners, L.P.(7)	975,000	987,500	1.60	12,500	*
JMG Triton Offshore Fund, Ltd.(8)	975,000	987,500	1.60	12,500	*
SRB Greenway Capital (QP), L.P.(9)	592,836	592,836	*	0	0
WS Opportunity Fund International, Ltd.(10)	268,060	296,860	*	28,800	*
WS Opportunity Fund, L.P.(11)	185,205	185,205	*	0	0
WS Opportunity Fund (QP), L.P.(12)	164,935	164,935	*	0	0
Walker Smith International Fund, Ltd.(13)	100,850	100,850	*	0	0
SRB Greenway Capital, L.P.(14)	81,693	81,693	*	0	0
Walker Smith Capital (QP), L.P.(15)	73,790	73,790	*	0	0
SRB Greenway Offshore Operating Fund, L.P.(16)	35,471	35,471	*	0	0
HHMI Investments, L.P.(17)	38,600	38,600	*	0	0
Walker Smith Capital, L.P.(18)	11,760	11,760	*	0	0
Magnetar Capital Master Fund, Ltd.(19)	1,787,500	2,741,693	4.43	954,193	1.54
J. Caird Investors (Bermuda) L.P.(20)	965,540	1,566,140	2.54	600,600	*
J. Caird Partners, L.P.(21)	891,960	1,400,960	2.27	509,000	*
Forest Hill Select Fund, L.P.(22)	608,888	608,888	*	0	0
Forest Hill Select Offshore, Ltd.(23)	366,113	366,113	*	0	0
Bonanza Master Fund Ltd.(24)	1,027,500	4,986,828	8.08	3,959,328	6.41
George Brown Bolton(25)	650,000	2,038,450	3.31	1,388,450	2.25
Lagunitas Partners L.P.(26)	292,500	445,117	*	152,617	*
Gruber & McBaine International(27)	130,000	165,314	*	35,314	*
Firefly Partners L.P.(28)	97,500	125,100	*	27,600	*
Jon D. Gruber & Linda W. Gruber Trust(29)	97,500	127,100	*	29,600	*
J. Patterson McBaine(30)	32,500	39,643	*	7,143	*
Brightleaf Partners L.P.(31)	342,500	517,500	*	175,000	*
Sunrise Equity Partners, L.P.(32)	325,000	488,500	*	163,500	*
Smithfield Fiduciary LLC(33)	312,000	312,000	*	0	0
Manchester Explorer, L.P.(34)	162,500	162,500	*	0	0
Lindsey & Company, Inc.(35)	410,402	410,402	*	0	0
JLF Offshore Fund, LTD(36)	60,130	511,114	*	450,984	*
JLF Partners I, LP(37)	41,720	327,430	*	285,710	*
JLF Partners II, LP(38)	3,150	25,950	*	22,800	*
Roth Capital Partners(39)	132,037	132,037	*	0	0
TOTAL**	21,177,640	30,985,414	50.01%	9,807,774	15.86%

*	Represents less than 1% of our common stock.
**	The information reported in this table is as of August 31, 2006. The total number of shares being offered does not match the number of shares registered in the registration statement to which this prospectus is a part as certain selling stockholders have disposed of their shares since acquiring them.
(1)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right. Shares of common stock issuable upon exercise of warrants within 60 days of August 31, 2006, are deemed to be beneficially owned by the persons holding the warrants for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage. Unless otherwise indicated below, each person has sole voting and investment power with respect to the shares shown as beneficially owned. Percentage of beneficial ownership is based on 61,474,357 shares of common stock outstanding as of August 31, 2006.
(2)	Assumes that each selling stockholder sells all shares registered under this registration statement. However, to our knowledge, there are no agreements, arrangements or understandings with respect to the sale of any of our common stock, and each selling stockholder may decide not to sell his shares that are registered under this registration statement.
(3)	Represents 4,750,000 shares of our common stock and 1,425,000 shares of our common stock issuable upon exercise of warrants. However, the warrant provides that the number of shares that may be acquired upon exercise of the warrant is limited to the extent necessary to insure that the total number of shares of common stock then beneficially owned by the warrant holder and its affiliates and any other persons whose beneficial ownership of common stock would be aggregated with the warrant holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, does not exceed 9.999% of the total number of issued and outstanding shares of common stock (including for such purpose the shares of common stock issuable upon exercise). The portfolio manager of Janus Venture Fund is William H. Bales who holds voting and dispositive power for the shares. Mr. Bales disclaims beneficial ownership except to the extent of his pecuniary interest therein.
(4)	Represents 956,250 shares of our common stock and 286,875 shares of our common stock issuable upon exercise of warrants. The investment manager of Ardsely Offshore Fund, Ltd. is Ardsley Partners. Steven Napoli is the partner of Ardsley Partners who holds voting and dispositive power for the shares held by Ardsley Offshore, Ltd. Mr. Napoli disclaims beneficial ownership except to the extent of his pecuniary interest therein.
(5)	Represents 743,750 shares of our common stock and 223,125 shares of our common stock issuable upon exercise of warrants. The general partner of Ardsley Partners Fund II, L.P. is Ardsley Partners. Steven Napoli is the partner of Ardsley Partners who holds voting and dispositive power for the shares held by Ardsley Partners Fund II, L.P. Mr. Napoli disclaims beneficial ownership except to the extent of his pecuniary interest therein.
(6)	Represents 425,000 shares of our common stock and 127,500 shares of our common stock issuable upon exercise of warrants. The general partner of Ardsley Partners Institutional Fund, L.P. is Ardsley Partners. Steven Napoli is the partner of Ardsley Partners who holds voting and dispositive power for the shares held by Ardsley Partners Institutional Fund, L.P. Mr. Napoli disclaims beneficial ownership except to the extent of his pecuniary interest therein.
(7)	Represents 750,000 shares of our common stock and 225,000 shares of our common stock issuable upon exercise of warrants. The general partner of JMG Capital Partners, L.P. is JMG Capital Management, LLC. JMG Capital Management, LLC has voting and dispositive power for shares held by JMG Capital Partners, L.P. The equity interests of JMG Capital Management, LLC are owned by JMG Capital Management, Inc. and Asset Alliance Holding Corp. Jonathan M. Glaser is the Executive Officer and Director of JMG Capital Management, Inc. and has sole investment discretion over securities held by JMG Capital Partners, L.P. Mr. Glaser disclaims beneficial ownership except to the extent of his pecuniary interest therein.
(8)	Represents 750,000 shares of our common stock and 225,000 shares of our common stock issuable upon exercise of warrants. The investment manager of JMG Triton Offshore Fund, Ltd. is Pacific Assets Management LLC. Pacific Assets Management LLC has voting and dispositive power for shares held by JMG Triton Offshore Fund, Ltd. The equity interests of Pacific Assets Management LLC are owned by Pacific Capital Management, Inc. and Asset Alliance Holding Corp. The equity interests of Pacific Capital Management, Inc. are owned by Roger Richter, Jonathan M. Glaser and Daniel A. David. Messrs. Glaser and Richter have sole investment discretion over securities held by JMG Triton Offshore Fund, Ltd. Messrs. Glaser and Richter each disclaims beneficial ownership except to the extent of his pecuniary interest therein.
(9)	Represents 379,087 shares of our common stock and 213,749 shares of our common stock issuable upon exercise of warrants. The general partner of SRB Greenway Capital (QP), L.P. is SRB Management, L.P. The general manager of SRB Management, L.P. is BC Advisors, L.L.C. Steven R. Becker is the member of BC Advisors, L.L.C. who holds voting and dispositive power for the shares held by SRB Greenway Capital (QP), L.P. Mr. Becker disclaims beneficial ownership except to the extent of his pecuniary interest therein.
(10)	Represents 206,200 shares of our common stock and 61,860 shares of our common stock issuable upon exercise of warrants. The agent and attorney-in-fact for WS Opportunity Fund International, Ltd. is WS Ventures Management, L.P. The general partner of WS Ventures Management, L.P. is WSV Management, LLC. Patrick A. Walker, Reid S. Walker and G. Stacy Smith are the members of WSV Management, LLC who hold voting and dispositive power for the shares held by WS Opportunity Fund International, Ltd. Each of Messrs. Walker, Walker and Smith disclaims beneficial ownership except to the extent of his pecuniary interest therein.
(11)	Represents 140,250 shares of our common stock and 44,955 shares of our common stock issuable upon exercise of warrants. The general partner for WS Opportunity Fund, L.P. is WS Ventures Management, L.P. The general partner of WS Ventures Management, L.P. is WSV Management, LLC. Patrick A. Walker, Reid S. Walker and G. Stacy Smith are the members of WSV Management, LLC who hold voting and dispositive power for the shares held by WS Opportunity Fund, L.P. Each of Messrs. Walker, Walker and Smith disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(12)	Represents 121,750 shares of our common stock and 43,185 shares of our common stock issuable upon exercise of warrants. The general partner for WS Opportunity Fund (QP), L.P. is WS Ventures Management, L.P. The general partner of WS Ventures Management, L.P. is WSV Management, LLC. Patrick A. Walker, Reid S. Walker and G. Stacy Smith are the members of WSV Management, LLC who hold voting and dispositive power for the shares held by WS Opportunity Fund (QP), L.P. Each of Messrs. Walker, Walker and Smith disclaims beneficial ownership except to the extent of his pecuniary interest therein.
(13)	Represents 66,500 shares of our common stock and 34,350 shares of our common stock issuable upon exercise of warrants. The agent and attorney-in-fact for Walker Smith International Fund, Ltd. is WS Capital Management, L.P. The general partner of WS Capital Management, L.P. is WS Capital, L.L.C. Reid S. Walker and G. Stacy Smith are the members of WS Capital, L.L.C. who hold voting and dispositive power for the shares held by Walker Smith International Fund, Ltd. Each of Messrs. Walker and Smith disclaims beneficial ownership except to the extent of his pecuniary interest therein.
(14)	Represents 49,974 shares of our common stock and 31,719 shares of our common stock issuable upon exercise of warrants. The general partner of SRB Greenway Capital, L.P. is SRB Management, L.P. The general manager of SRB Management, L.P. is BC Advisors, L.L.C. Steven R. Becker is the member of BC Advisors, L.L.C. who holds voting and dispositive power for the shares held by SRB Greenway Capital, L.P. Mr. Becker disclaims beneficial ownership except to the extent of his pecuniary interest therein.
(15)	Represents 49,700 shares of our common stock and 24,090 shares of our common stock issuable upon exercise of warrants. The general partner for Walker Smith Capital (QP), L.P. is WS Capital Management, L.P. The general partner of WS Capital Management, L.P. is WS Capital, L.L.C. Reid S. Walker and G. Stacy Smith are the members of WS Capital, L.L.C. who hold voting and dispositive power for the shares held by Walker Smith Capital (QP), L.P. Each of Messrs. Walker and Smith disclaims beneficial ownership except to the extent of his pecuniary interest therein.
(16)	Represents 20,939 shares of our common stock and 14,532 shares of our common stock issuable upon exercise of warrants. The general partner of SRB Greenway Offshore Operating Fund, L.P. is SRB Management, L.P. The general manager of SRB Management, L.P. is BC Advisors, L.L.C. Steven R. Becker is the member of BC Advisors, L.L.C. who holds voting and dispositive power for the shares held by SRB Greenway Offshore Operating Fund, L.P. Mr. Becker disclaims beneficial ownership except to the extent of his pecuniary interest therein.
(17)	Represents 26,000 shares of our common stock and 12,600 shares of our common stock issuable upon exercise of warrants. The investment manager for HHMI Investments, L.P. is WS Capital Management, L.P. The general partner of WS Capital Management, L.P. is WS Capital, L.L.C. Reid S. Walker and G. Stacy Smith are the members of WS Capital, L.L.C. who hold voting and dispositive power for the shares held by HHMI Investments, L.P. Each of Messrs. Walker and Smith disclaims beneficial ownership except to the extent of his pecuniary interest therein.
(18)	Represents 7,800 shares of our common stock and 3,960 shares of our common stock issuable upon exercise of warrants. The general partner for Walker Smith Capital, L.P. is WS Capital Management, L.P. The general partner of WS Capital Management, L.P. is WS Capital, L.L.C. Reid S. Walker and G. Stacy Smith are the members of WS Capital, L.L.C. who hold voting and dispositive power for the shares held by Walker Smith Capital, L.P. Each of Messrs. Walker and Smith disclaims beneficial ownership except to the extent of his pecuniary interest therein.
(19)	Represents 1,375,000 shares of our common stock and 412,500 shares of our common stock issuable upon exercise of warrants. Magnetar Financial LLC is the investment advisor of Magnetar Capital Master Fund, Ltd (“Magnetar Master Fund”) and consequently has voting control and investment discretion over securities held by Magnetar Master Fund. Magnetar Financial LLC disclaims beneficial ownership of the shares held by Magnetar Master Fund. Alec Litowitz has voting control over Supernova Management LLC, the general partner of Magnetar Capital Partners LP, the sole managing member of Magnetar Financial LLC. As a result, Mr. Litowitz may be considered the beneficial owner of any shares deemed to be beneficially owned by Magnetar Financial LLC. Mr. Litowitz disclaims beneficial ownership of these shares.
(20)	Represents 715,800 shares of our common stock and 249,740 shares of our common stock issuable upon exercise of warrants. Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and acts as investment sub-adviser to this selling security holder. In such capacity, Wellington holds voting and dispositive power over the shares held by this selling security holder and, therefore, is deemed to share beneficial ownership over those shares.
(21)	Represents 659,200 shares of our common stock and 232,760 shares of our common stock issuable upon exercise of warrants. Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and acts as investment adviser to this selling security holder. In such capacity, Wellington holds voting and dispositive power over the shares held by this selling security holder and, therefore, is deemed to share beneficial ownership over those shares.
(22)	Represents 468,375 shares of our common stock and 140,513 shares of our common stock issuable upon exercise of warrants. The general partner of Forest Hill Select Fund, L.P. is Forest Hill Capital, LLC. The manager of Forest Hill Capital, LLC is Mark A. Lee who holds voting and dispositive power for the shares held by Forest Hill Select Fund, L.P. Mr. Lee disclaims beneficial ownership except to the extent of his pecuniary interest therein.
(23)	Represents 281,625 shares of our common stock and 84,488 shares of our common stock issuable upon exercise of warrants. The investment manager of Forest Hill Select Offshore, Ltd. is Forest Hill Capital, LLC. The President of Forest Hill Capital, LLC is Mark A. Lee who holds voting and dispositive power for the shares held by Forest Hill Select Offshore, Ltd. Mr. Lee disclaims beneficial ownership except to the extent of his pecuniary interest therein.
(24)	Represents 750,000 shares of our common stock and 277,500 shares of our common stock issuable upon exercise of warrants. The general partner of Bonanza Master Fund Ltd. is Bonanza Fund Management LLC. The President of Bonanza Fund Management LLC is Bernay Box who holds voting and dispositive power for the shares held by Bonanza Master Fund Ltd. Mr. Box disclaims beneficial ownership except to the extent of his pecuniary interest therein.
(25)	Represents 500,000 shares of our common stock and 150,000 shares of our common stock issuable upon exercise of warrants.
(26)	Represents 225,000 shares of our common stock and 67,500 shares of our common stock issuable upon exercise of warrants. The general partner of Lagunitas Partners L.P. is Gruber & McBaine Cap. Mgmt. Jon D. Gruber and J. Patterson McBaine, as managers of Gruber & McBaine Cap. Mgmt., hold voting and dispositive power for the shares held by Lagunitas Partners L.P. Each of Messrs. Gruber and McBaine disclaims beneficial ownership except to the extent of his pecuniary interest therein.
(27)	Represents 100,000 shares of our common stock and 30,000 shares of our common stock issuable upon exercise of warrants. The Investment Advisor to Gruber & McBaine International is Gruber & McBaine Cap. Mgmt. Jon D. Gruber and J. Patterson McBaine, as managers of Gruber & McBaine Cap. Mgmt., hold voting and dispositive power for the shares held by Gruber & McBaine International. Each of Messrs. Gruber and McBaine disclaims beneficial ownership except to the extent of his pecuniary interest therein.
(28)	Represents 75,000 shares of our common stock and 22,500 shares of our common stock issuable upon exercise of warrants. The general partner of Firefly Partners L.P. is Gruber & McBaine Cap. Mgmt. Jon D. Gruber and J. Patterson McBaine, as managers of Gruber & McBaine Cap. Mgmt., hold voting and dispositive power for the shares held by Firefly Partners L.P. Each of Messrs. Gruber and McBaine disclaims beneficial ownership except to the extent of his pecuniary interest therein.
(29)	Represents 75,000 shares of our common stock and 22,500 shares of our common stock issuable upon exercise of warrants. The trustee of the Jon D. Gruber and Linda W. Gruber Trust is Jon D. Gruber who holds voting and dispositive power for the shares held by the Jon D. Gruber and Linda W. Gruber Trust. Mr. Gruber disclaims beneficial ownership except to the extent of his pecuniary interest therein.
(30)	Represents 25,000 shares of our common stock and 7,500 shares of our common stock issuable upon exercise of warrants.
(31)	Represents 250,000 shares of our common stock and 92,500 shares of our common stock issuable upon exercise of warrants. The general partner of Brightleaf Partners L.P. is Brightleaf Management LP. The general partner of Brightleaf Management LP is Brightleaf Capital LLC. John J. Pinto and Evan L. Jones are the managing partners of Brightleaf Capital who hold voting and dispositive power for the shares held by Brightleaf Partners L.P. Mr. Pinto and Mr. Jones disclaim beneficial ownership except to the extent of their pecuniary interest therein.
(32)	Represents 250,000 shares of our common stock and 75,000 shares of our common stock issuable upon exercise of warrants. Level Counter, LLC is the sole general partner of Sunrise Equity Partners, L.P. The managers of Level Counter, LLC are Marilyn Adler, Nathan Low and Amnon Mandelbaum who together hold voting and dispositive power for the shares held by Sunrise Equity Partners, L.P. Each of Ms. Adler, Mr. Low and Mr. Mandelbaum disclaim beneficial ownership except to the extent of his or her pecuniary interest therein.
(33)	Represents 237,000 shares of our common stock and 75,000 shares of our common stock issuable upon exercise of warrants. Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and has voting control and investment discretion over securities held by Smithfield Fiduciary LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC. Each of Highbridge Capital Management, LLC and Messrs. Dubin and Swieca disclaims beneficial ownership of the securities held by Smithfield Fiduciary LLC.
(34)	Represents 125,000 shares of our common stock and 37,500 shares of our common stock issuable upon exercise of warrants. The general partner of Machester Explorer, L.P. is Manchester Management, LLC. James E. Besser is the partner of Manchester Management, LLC who holds voting and dispositive power for the shares held by Manchester Explorer, L.P. Mr. Besser disclaims beneficial ownership except to the extent of his pecuniary interest therein.
(35)	Represents 410,402 shares of our common stock. Lary Lindsey is the President, and Paul Bova is the Managing Partner of Lindsey & Company, Inc. Messrs Lindsey and Bova share voting and dispositive power over the shares held by Lindsey & Company, Inc. Each of Messrs. Lindsey and Bova disclaim beneficial ownership of the securities held by Lindsey & Company, Inc. except to the extent of their pecuniary interest therein.
(36)	Represents 60,130 shares of our common stock issuable upon exercise of warrants. Jeffrey L. Feinberg is the managing member of JLF Asset Management, L.L.C. As the investment manager of JLF Offshore Fund, Ltd., JLF Asset Management, L.L.C. has the power to vote and/or dispose of those shares of common stock held by JLF Offshore Fund, Ltd. and accordingly, may be deemed to be the beneficial owner of such shares.
(37)	Represents 41,720 shares of our common stock issuable upon exercise of warrants. Jeffrey L. Feinberg is the managing member of JLF Asset Management, L.L.C. As the investment manager of JLF Partners I, LP, JLF Asset Management, L.L.C. has the power to vote and/or dispose of those shares of common stock held by JLF Partners I, LP and accordingly, may be deemed to be the beneficial owner of such shares.
(38)	Represents 3,150 shares of our common stock issuable upon exercise of warrants. Jeffrey L. Feinberg is the managing member of JLF Asset Management, L.L.C. As the investment manager of JLF Partners II, LP, JLF Asset Management, L.L.C. has the power to vote and/or dispose of those shares of common stock held by JLF Partners II, LP and accordingly, may be deemed to be the beneficial owner of such shares.
(39)	Represents 132,037 shares of our common stock. Byron Roth is the Chief Executive Officer, and Gordon Roth is the Chief Financial Officer of Roth Capital Partners. They share voting and dispositive power for the shares held by Roth Capital Partners, and disclaim beneficial ownership except to the extent of their pecuniary interest therein.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by Morrison & Foerster LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements and schedule incorporated by reference in this Prospectus and Registration Statement have been audited by Singer Lewak Greenbaum & Goldstein LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their report incorporated in this Prospectus and Registration Statement and are incorporated by reference in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

Our 2003 consolidated financial statements have been audited by Cacciamatta Accountancy Corporation, an independent registered public accounting firm, as set forth on their report thereon and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus constitutes the prospectus of our company, filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission, or the SEC.

We are subject to the informational requirements of the Securities Exchange Act of 1934, which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected at the public reference room of the SEC at 100 F Street N.E., Washington D.C. 20549. Copies of such material can be obtained from the facility at prescribed rates. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov or our website at http://www.GeniusProducts.com. Information contained in our website is not part of this prospectus.

Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of our contract or other document we have filed as an exhibit to the registration statement for complete information.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

We furnish our stockholders with annual reports containing audited financial statements.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” information into this prospectus, which means that we may disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information.

We incorporate by reference the documents listed below and any future filings made by us with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering is complete:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	Annual Report on Form 10-K/A for the fiscal year ended December 31, 2005;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2006 and June 30, 2006;

•	Quarterly Reports on Form 10-Q/A for the fiscal quarters ended June 30, 2005 and September 30, 2005;

•	Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 6, 2006, February 7, 2006, February 13, 2006, February 17, 2006, February 23, 2006, March 16, 2006, March 27, 2006, April 20, 2006, April 21, 2006, May 2, 2006, May 15, 2006, June 2, 2006, June 29, 2006, July 10, 2006, July 26, 2006, August 14, 2006, August 15, 2006, August 31, 2006 and September 20, 2006;

•	Current Reports on Form 8-K/A filed with the Securities and Exchange Commission on April 27, 2006 and September 29, 2006; and

•	The description of our common stock that is contained in the Registration Statement on Form 10-SB filed pursuant to Section 12 of the Exchange Act on November 2, 1999, including any amendments or reports filed for the purpose of updating such description.

We will provide to each person who so requests, including any beneficial owner to whom a prospectus is delivered, a copy of these filings excluding exhibits except to the extent such exhibits are specifically incorporated by reference. You may request a copy of these filings, at no cost, by writing us at Genius Products, Inc., 740 Lomas Santa Fe Dr., Suite 210, Solana Beach, California 92075 or telephoning us at (858) 793-8840.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making any offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus or any prospectus supplement is accurate as of any date other than the date of the front of those documents.